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                                                                     EXHIBIT 4

                                 RESOLUTION OF
                      BERYLLIUM INTERNATIONAL CORPORATION


    WHEREAS, there are certain warrants which are due to expire on December 31, 1998: and under the terms of Article 11, Sec. 2.01 and Sec. 2.02 of the Warrant Agency Agreement,

    WHEREAS, the Company is authorized at its option at any time and from time to time to extend the date until which such warrants may be exercised; and

    WHEREAS, the Board of Directors of the Company may extend such date in order to avoid or defer any adverse federal income tax consequences that might be incurred in the event that such warrants to expire unexercised; and

    WHEREAS, it has been determined by the Board of Directors that an extension is desireable in order to avoid or defer any adverse federal income tax consequences due to the position of the Internal Revenue Service that if the warrants expire unexercised, the Company is recognized to have received taxable income at the time of such expiration.

    NOW, THEREFORE, BE IT RESOLVED:

That those 24-Month and 48 Month Warrants which are pre-determined to expire on or about December 31, 1998, shall be extended to the date of 5:00 P.M. Mountain Time, December 31, 1999, under the same terms and conditions as exists with respect to the present warrants, with the exception of the expiration date provisions of Article II of the Warrant Agency Agreement.


Dated the 16th day of December, 1998

                                             /s/ Gerald M. Park
                                             ---------------------------
                                             Gerald M. Park
                                             Vice President-Treasurer


                                 CERTIFICATION

    I certify that on December 15th, 1998, the foregoing Resolution was presented to the Board of Directors of BERYLLIUM INTERNATIONAL CORPORATION wherein there were three votes in favor and none against.


                                             /s/ R. Dennis Ickes
                                             ---------------------------
                                             R. Dennis Ickes
                                             Secretary

                                             By: /s/ Gerald M. Park

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                WARRANT PRICE, DURATION AND EXERCISE OF WARRANTS

     Section 2.01. (1) Each 24-Month Warrant shall entitle the Warrant Holder, subject to the provisions of the 24-Month Warrant Certificate and of this Agreement, to purchase from the Company at any time after its date of issuance and at or before 5:00 P.M., Mountain time, on the 24-Month Warrant Expiration Date as defined in Section 2.02(1), the number of shares of Common Stock stated therein, at the price of $4.00 per share, subject to the adjustment as provided in Article III hereof, payable in full at the time of purchase in the manner provided in Section 2.03. The term "24-Month Warrant Price" as used in this Agreement refers to the foregoing price per share of Common Stock as such price may be adjusted from time to time pursuant to Article III hereof.

     (2) Each 48-Month Warrant shall entitle the Warrant Holder, subject to the provisions of the 48-Month Warrant Certificate and of this Agreement, to purchase from the Company at any time after its date of issuance and at or before 5:00 P.M., Mountain time, on the 48-Month Warrant Expiration Date as defined in Section 2.02(2), the number of shares of Common Stock stated therein, at the price of $5.33 per share, subject to adjustment as provided in Article III hereof, payable in full at the time of purchase in the manner provided in
Section 2.03. The term "48-Month Warrant Price" as used in this Agreement refers to the foregoing price per share of Common Stock as such price may be adjusted from time to time pursuant to Article III hereof.

     Section 2.02. (1) Subject to the provisions of Section 4.01, paragraph (4) of Section 4.03, and paragraphs 1 and 4 on the reverse side of the 24-Month Warrant Certificate, the 24-Month Warrants may be exercised at any time at or before 5:00 P.M., Mountain December 31, 1999 provided that the Company may, at its option, at any time and from time to time, extend the date until which the 24-Month Warrants may be exercised, upon five days' notice to the Warrant Agent to a date determined by the Board of Directors of the Company, or reduce the 24-Month Warrant Price, if, in the opinion of the Board of Directors of the Company, such extension or reduction is desirable in order to avoid or defer any adverse federal income tax consequences that might be incurred by the Company in the event that the 24-Month Warrants were to expire unexercised, and further provided that if any such date shall not be a Business Day, then at or before 5:00 P.M., Mountain time, on the next following Business Day. The latest date and time until such 24-Month Warrants may be exercised is herein sometimes called the "24-Month Warrant Expiration Date." Subject to the provisions of
Section 4.04, each 24-Month Warrant not exercised at or before 5:00 P.M., Mountain time, on the 24-Month Warrant Expiration Date, shall become void and shall be converted automatically into the right to receive shares of Common Stock of the Company at the conversion rate of one share of Common Stock for each one hundred shares that may have been purchased under such 24-Month Warrant immediately prior to the 24-Month Warrant Expiration Date. The Warrant holder may receive any shares to which he is entitled upon the expiration and conversion of his 24-Month Warrants by surrendering his 24-Month Warrant Certificates, with the Subscription Form thereon duly executed, to the Warrant Agent at its corporate office; whereupon the Warrant Agent shall act in accordance with Section 2.03(2).

     (2) Subject to the provisions of Section 4.01, paragraph (4) of Section 4.03, and paragraphs 1 and 4 on the reverse side of the 48-Month Warrant Certificate, the 48-Month Warrants may be exercised at any time at or before 5:00 P.M., Mountain December 31, 1999 provided that the Company may, at its option, at any time and from time to time, extend the date until which the 48-Month Warrants may be exercised, upon five days' notice to the Warrant Agent to a date determined by the Board of Directors of the Company, or reduce the 48-Month Warrant Price, if, in the opinion of the Board of Directors of the Company, such extension or reduction is desirable in order to avoid or defer any adverse federal income tax consequences that might be incurred by the Company in the event that the 48-Month Warrants were to expire unexercised, and further provided that if any such date shall not be a Business Day, then at or before 5:00 P.M., Mountain time, on the next following Business Day. The latest date and time until such 48-Month Warrants may be exercised is herein sometimes called the "48-Month Warrant Expiration Date." Subject to the provisions of
Section 4.04, each 48-Month Warrant not exercised at or before 5:00 P.M., Mountain time, on the 48-Month Warrant Expiration Date, shall become void and shall be converted automatically into the right to receive shares of Common Stock of the Company at the conversion rate of one share of Common Stock for each one hundred shares that may have been purchased under such 48-Month Warrant immediately prior to the 48-Month Warrant Expiration Date. The Warrant holder may receive any shares to which he is entitled upon the expiration and conversion of his 48-Month Warrants by surrendering his 48-Month Warrant Certificates, with the Subscription Form thereon duly executed, to the Warrant Agent at its corporate office; whereupon the Warrant Agent shall act in accordance with Section 2.03(2).